MAINSTREET BANKSHARES, INC.

News Release

For Immediate Release: November 15, 2006

MainStreet BankShares, Inc. ("MainStreet"), President and CEO Larry A. Heaton, announced today that the Board of Directors of MainStreet, at its regularly scheduled meeting on November 15, 2006, approved a share dividend of 1 share for every 10 shares which will be payable on December 15, 2006 to shareholders of record on November 30, 2006. Fractional shares will be paid in cash. The Company's net income from continuing operations for the nine months ending September 30, 2006 was $2,219,838, an increase of 103% when compared to the same period last year. Larry A. Heaton stated, "We are pleased to provide a tangible return to our shareholders as the Company has grown in size and profitability."

MainStreet BankShares, Inc. is a bank holding company operating in Martinsville, Virginia. MainStreet currently has one wholly owned subsidiary, Franklin Community Bank, N.A., which operates banking offices in Rocky Mount and Smith Mountain Lake. The Company recently announced plans for a third location in the Southlake (Union Hall) area. That facility should open in the second quarter of 2007.

Contact: Larry A. Heaton, President

MainStreet BankShares, Inc.

Martinsville, Virginia

(540) 489-3412